Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus Supplements constituting part of this Post-Effective Amendment No. 19 to the Registration Statement No. 333-17641 on Form S-6 of (1) our report dated April 14, 2006 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2005, and (2) our report dated March 17, 2006 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2005, which reports appear in such Prospectus Supplements. We also consent to the reference to us under the heading "FINANCIAL STATEMENTS" in the Prospectus Supplements.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 25, 2006